Exhibit 99.1

NEWS

FOR RELEASE: 7:15 AM CT Wednesday, March 31, 2004

CHARTER COMMUNICATIONS INTENDS TO

REFINANCE SUBSIDIARY BANK DEBT

ST. LOUIS - Charter Communications, Inc. (NASDAQ: CHTR - the Company) today announced that its indirect subsidiary, Charter Communications Operating, LLC (Charter Operating), intends to amend its existing $5.1 billion credit facilities to, among other things, expand the capacity of those facilities to approximately $6.5 billion. Charter Operating expects to use additional borrowings under the amended credit facilities, together with anticipated proceeds from a previously announced private offering of senior second lien notes, to refinance the bank debt of its subsidiaries, CC VI Operating Company, LLC, Falcon Cable Communications, LLC, and CC VIII Operating, LLC, all as one concurrent transaction. Subject to market conditions, Charter Operating expects that the transaction would be completed within the next few weeks.

Upon completion of this transaction, outstanding indebtedness of Charter Operating under its amended credit facilities and new senior second lien notes is expected to be approximately equal to the aggregate outstanding credit facility indebtedness of Charter Operating and its subsidiaries immediately prior to this transaction. Through this transaction, the Company is expected to retain over $1.0 billion of unused availability under the amended Charter Operating credit facilities at closing. One of the principal benefits of the transaction would be to extend approximately $8.0 billion of the Company's consolidated debt maturities currently scheduled to be due prior to 2009.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™ and Charter High-Speed Internet Service™. Charter also provides business to business video, data and Internet protocol (IP) solutions through its Commercial Services Division. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

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Contacts: Media David Mack 303-323-1392	Analysts Mary Jo Moehle 314-543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including whether these exchanges or the previously announced asset divestitures are consummated. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and our ability to negotiate satisfactory terms to the transaction described in this release, in addition to those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to Charter Communications or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.